Exhibit (a)(1)(v)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

PFENEX INC.

at

$12.00 Per Share in Cash,

Plus One Non-Transferable Contractual Contingent Value Right For Each Share,

Which Represents the Right to Receive a Contingent Payment of $2.00 Per Share

Upon the Achievement of a Specified Milestone

Pursuant to the Offer to Purchase dated August 31, 2020

by

PELICAN ACQUISITION SUB, INC.

a wholly-owned subsidiary of

LIGAND PHARMACEUTICALS INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (NEW YORK CITY TIME) AT THE END OF THE DAY ON TUESDAY, SEPTEMBER 29, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

August 31, 2020

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 31, 2020 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Pelican Acquisition Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (“Ligand”), a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Pfenex Inc. (“Pfenex”), a Delaware corporation, at a price per Share of $12.00, in cash (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive a contingent payment of $2.00 in cash, without interest, if a specified milestone is achieved (the Cash Amount plus one CVR, collectively the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE BOARD OF DIRECTORS OF PFENEX UNANIMOUSLY RECOMMENDS THAT

YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for your Shares is $12.00 per Share in cash, subject to any applicable withholding taxes, plus one non-transferable contractual contingent value right per Share, which represents the right to receive a contingent payment of $2.00 in cash, without interest, if a specified milestone is achieved.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 10, 2020, by and among Ligand, the Purchaser and Pfenex (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Pfenex (the “Merger”), with Pfenex continuing as the surviving corporation and as a wholly-owned subsidiary of Ligand (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and in any event no later than the second business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into Pfenex, with Pfenex surviving as a wholly-owned subsidiary of Ligand, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by Ligand, Pfenex or any of their direct or indirect wholly-owned subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of Delaware Law.

4. Pfenex’s Board of Directors has unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Pfenex and its stockholders; (ii) determined that it is in the best interests of Pfenex and its stockholders, and declared it advisable, to enter into the Merger Agreement; (iii) approved the execution and delivery of the Merger Agreement by Pfenex, the performance by Pfenex of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the other transactions contemplated in the Merger Agreement; and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

5. The Offer and withdrawal rights will expire at midnight (New York City time) at the end of the day on Tuesday, September 29, 2020 (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated. Pursuant to the Merger Agreement, the Purchaser will extend the Offer (i) for successive periods of 10 business days each (or such longer period as may be approved by Pfenex), if on or prior to any then scheduled Expiration Date, all conditions to the Offer (other than the Minimum Condition) have been satisfied or waived (where permitted by applicable law or the Merger Agreement); provided, in no event will the Purchaser be required to extend the Offer on more than two occasions (but may elect to do so in its sole and absolute discretion) and (ii) for any minimum period required by any applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the New York Stock Exchange American and the Purchaser may (and if requested by Pfenex shall) extend the Offer for successive periods of up to 10 business days each (or such longer period as may be approved by Pfenex), if on or prior to any then scheduled Expiration Date, any of the conditions to the Offer (other than the Minimum Condition) has not been satisfied or waived (where permitted by applicable law or the Merger Agreement); provided, that, in each of clauses (i) and (ii), in no event will the Purchaser be required to extend the Offer beyond

February 10, 2021. The Purchaser’s obligation to extend the Offer is further limited as described below and in the Offer to Purchase. For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with all rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

6. The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered in the Offer and not properly withdrawn prior to the expiration date of the Offer, that number of Shares which, together with the number of Shares (if any) then owned by Ligand or any of its wholly-owned direct or indirect subsidiaries, including the Purchaser, represents at least a majority of the Shares then outstanding (determined in accordance with the Merger Agreement) and no less than a majority of the voting power of the shares of capital stock of Pfenex then outstanding (determined in accordance with the Merger Agreement) (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of Delaware Law, by the Depositary pursuant to such procedures (collectively, the “Minimum Condition”), (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or been terminated, and (iii) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer described in the Offer to Purchase.

7. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is being made to all holders of the Shares. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If the Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, it will make a good faith effort to comply with any such law. If, after such good faith effort, it cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

PFENEX INC.

at

$12.00 Per Share in Cash,

Plus One Non-Transferable Contractual Contingent Value Right For Each Share,

Which Represents the Right to Receive a Contingent Payment of $2.00 Per Share

Upon the Achievement of A Specified Milestone

Pursuant to the Offer to Purchase dated August 31, 2020

by

PELICAN ACQUISITION SUB, INC.

a wholly-owned subsidiary of

LIGAND PHARMACEUTICALS INCORPORATED

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated August 31, 2020 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” Pelican Acquisition Sub, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (“Ligand”), a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Pfenex Inc. (“Pfenex”), a Delaware corporation, at a price per Share of $12.00, in cash (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive a contingent payment of $2.00 in cash, without interest, if a specified milestone is achieved (the Cash Amount plus one CVR, collectively the “Offer Price”), upon the terms and subject to the conditions of the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as August 10, 2020, by and among Ligand, the Purchaser and Pfenex (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by the Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                  SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

(Please Print Name(s))

Address:
(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

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